Ref. TorOrTor. 2956/2541

                                                                     4 June 1998


 Subject        Commencement of Agreement and Collection of Rents

 To             Managing Director, King Power Duty Free Co., Ltd.


 Reference      1.   Letter of the Airports Authority of Thailand, Ref.
                     TorOrTor. 0538/2541 dated 29 January 1998


                2.   Your letter, Ref. KorFor. 168/2541 dated 19. May 1998


 Enclosure      Chart showing location of the leased area, 1 sheet



Pursuant to the referenced letter 1, the Airports Authority of Thailand (AAT) has given permission to King Power Duty Free Co., Ltd. to lease the area connecting between Building 2 and south corridor, 3 Floor, Departure Lounge, Building 2, of two locations of 60 square metre for selling general duty free merchandize, and for selling duty free merchandize from Harrods of 60 square metre. In the referenced letter 2, the Company expressed the intention to lease additional space in front of the Harrods duty free shop, 3rd Floor, Departure Lounge, Building 2, for setting five tables displaying the merchandize, as detailed therein


AAT has considered the matter and would be pleased to permit the Company to lease additional space as requested. Meanwhile, the Company has completed the renovation and decoration, and opened for business since 18 May 1998. AAT has measured and checked the area and would like to inform additional details, as follows


1. The area that AAT has given permission to the Company to lease the area connecting between Building 2 and south corridor, 3rd Floor, Departure Lounge, Building 2, after renovation AAT has designated as follows:

     1.1 Duty Free Shop for Harrods merchandize, Plot No. 3715 E, 91.50 square metre


     1.2 The area for setting five tables displaying merchandize, Plot No. 3715 D, 7.50 square metre

     1.3 The original area for placing five showcases, Plot No. 3715 C, 8.50 square metres, which during renovation the Company has removed four showcases. Thus, there remains one showcase, Plot No. 3715 C, 2.50 square metres


2. The Company's representative (Mr. Sombat Dechapanichkun) has signed his name verifying the area and commencement date of making use thereof in the attached chart. Therefore, AAT would like to commence the lease and collect the rents, fees and taxes at the rates already notified the Company as follows


     2.1 The rents of the areas, under 1.1 and 1.2, are to be collected from 18 May 1998.


     2.2   The rents of the area, under 1.3, will be collected, as follows


     2.2.1 Plot No. 3715 C, 8.50 square metres, to be collected up to 17 May 1998

     2.2.2 Plot No. 3715 C, 2.50 square metres, to be collected from 18 May 1998

3. The Company is requested to proceed with the Lease Agreement at Legal Division, Administration Department, 2nd Floor of AAT's Head Office, Vibhavadi Rangsit Road, Tel. 5351405 or 535-1815.


Please be informed accordingly.





                                               Yours sincerely,





                                Wing Commander
                                               (Uthai Thaisanthad)
                                  General Manager, Bangkok International Airport
                                               On behalf of Governor



 Airport Department
 Tel. 535-1262

 Fax  535-1065